Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated October 13, 2010
Registration Statement
No. 333-161182

CBL & ASSOCIATES PROPERTIES, INC.

4,400,000 Depositary Shares each representing 1/10th of a share of 7.375%
Series D Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 per depositary share)

FINAL PRICING TERMS

Issuer:	CBL & Associates Properties, Inc.

Title of Shares:	Depositary Shares each representing 1/10th of a share of 7.375% Series D Cumulative Redeemable Preferred Stock (Liquidation Preference $25.00 per depositary share)

Number of Shares:	4,400,000

Over-allotment Option (shares):	660,000

Maturity:	Perpetual

Trade Date:	October 13, 2010

Settlement Date:	October 18, 2010 (T+3)

Dividend Rate:	7.375%

Dividend Payment Dates:	March 30, June 30, September 30 and December 30, commencing December 30, 2010

Optional Redemption:	Redeemable, at any time, in whole or from time to time in part, for cash at $25.00 per depositary share, plus accrued and unpaid dividends, if any, to and including the redemption date

Yield (including accrued dividend):	7.949%

Yield (excluding accrued dividend):	8.00%

Public Offering Price:	$23.1954

Purchase Price by Underwriters:	$22.4694

Net Proceeds (before expenses):	$98,865,360

Underwriting Commission:	$3,194,400

Sole Book Runner:	Wells Fargo Securities, LLC

Co-Manager:	RBC Capital Markets Corporation

Listing/Symbol:	NYSE/ “CBLPrD”

ISIN:	US1248306052

CUSIP:	124830605

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-326-5897.